Exhibit 10.32

Supplementary Agreement to Lease

Party A (Lessor): Changsha Sunye Electric Co., Ltd.

Party B (Lessee): Hunan Yongxiong Asset Management Group Co., Ltd.

WHEREAS, the Parties entered into a Housing Lease Contract (hereinafter referred to as the “Original Contract”) as of January 22, 2017; NOW, THEREFORE, the Parties enter into the following supplementary agreement with respect to the relevant matters through friendly consultation:

1.                 Under the Original Contract, Party A leased floors 2-10 of the R&D Building in Sunye Industry Park to Party B; now, Party A will lease the first floor of the building to Party B. Lease term: commencing on June 1, 2017 to January 22, 2022; wherein, the rent-free period is June 1, 2017 to June 30, 2017.The rental area of the premises is 1,492.74 square meters. The rent shall be the same as that agreed in the Original Contract.

2.                 Commencing May 31, 2017, the rent of floors 2-10 of the R&D Building will be calculated pursuant to Article 2 (III) of the Original Contract.

3.                 This Agreement shall become effective upon stamping and signature, and thereafter it will become an integral part of the Original Contract and shall have the same legal force as the Original Contract. Except for those clauses expressly modified by this Agreement, the rest of the Original Contract shall remain in full force and effect. In case of any conflict between this Agreement and the Original Contract, this Agreement shall prevail.

4.                 This Agreement is made in quadruplicate, with two copies to be held by each of Party A and Party B.

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Party A (seal):	Party B (seal):

/s/ Seal of Changsha Sunye Electric Co., Ltd.	/s/ Seal of Hunan Yongxiong Asset Management Group Co., Ltd.

Legal representative or authorized agent: /s/ Ting Zhang	Legal representative or authorized agent:

Date of signature: May 31, 2017	Date of signature: May 31, 2017